Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.5 Year Enhanced Barrier Digital Securities Linked to the Worst of QQQ, IVV and IWM Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The Invesco QQQ Trust SM, Series 1 (ticker: “QQQ”), the iShares® Core S&P 500 ETF (ticker: “IVV”) and the iShares® Russell 2000 ETF (ticker: “IWM”) Underlyings: May 26, 2026 Pricing date: May 29, 2026 Valuation date: December 1, 2027 Maturity date: 13.60% of the stated principal amount Digital return amount: For each underlying, 70.00% of its initial underlying value Final barrier value: The stated principal amount divided by the initial underlying value Equity ratio: 17332VB94 / US17332VB945 CUSIP / ISIN: For each underlying, its closing value on the pricing date Initial underlying value: For each underlying, its closing value on the valuation date Final underlying value: For each underlying, (i) its final underlying value minus initial underlying value, divided by (ii) its initial underlying value Underlying return: The underlying with the lowest underlying return Worst performer: • If the final underlying value of the worst performer is greater than or equal to its final barrier value : $ 1 , 000 + the digital return amount • If the final underlying value of the worst performer is less than its final barrier value : a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) If the final underlying value of the worst performer is less than its final barrier value, you will receive underlying shares of the worst performer (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated May 13, 2025 Preliminary pricing supplement: Hypothetical Payment at Maturity per Security  The Securities  The Worst Performer Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity Hypothetical Security Return Hypothetical Worst Underlying Return on Valuation Date $1,136.00 13.60% 50.00% $1,136.00 13.60% 25.00% C $1,136.00 13.60% 13.60% $1,136.00 13.60% 0.00% $1,136.00 13.60% - 12.50% B $1,136.00 13.60% - 20.00% $1,136.00 13.60% - 30.00% $699.90 - 0.01% - 30.01% $500.00 - 50.00% - 50.00% A $250.00 - 75.00% - 75.00% $0.00 - 100.00% - 100.00% A B C

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final underlying value of the worst performer. If the final underlying value of the worst performing underlying is less than its final barrier value, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive underlying shares of the worst performing underlying (or, in our sole discretion, cash based on its final underlying value) that will be worth less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities at maturity is limited to the digital return, even if the worst performer appreciates by significantly more than the digital return. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The iShares® Russell 2000 ETF is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.